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GANNETT CO., INC.
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May 13, 2019

Gannett Reminds Shareholders to Vote “FOR ALL” of its Eight Nominees
on the WHITE Proxy Card Ahead of the Upcoming May 16, 2019 Annual Meeting

Reiterates that all of MNG’s Nominees Are Highly Conflicted and
Have an Established History of Value Destruction

Highlights Gannett’s Progress in Executing its Ongoing Digital Transformation

Underscores the Broad and Deep Expertise and Experience of All Eight of Gannett’s
Actively Engaged, Independent Director Nominees

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) (“Gannett” or “company”) today issued an open letter to shareholders urging them to vote TODAY “FOR ALL” of the company’s eight independent director nominees in advance of the upcoming 2019 Annual Meeting of Shareholders scheduled to be held on May 16, 2019. The text of the letter follows below:

May 13, 2019

Dear Fellow Shareholder,

Gannett’s Annual Meeting on May 16, 2019 is fast approaching, and it is important that all shareholders vote as soon as possible. Your board of directors urges you to vote “FOR ALL” of the company’s eight highly experienced, actively engaged, independent director nominees by Internet or by phone using the WHITE proxy card. To ensure your shares are represented at the meeting, please vote by 11:59 p.m. ET on Wednesday, May 15, 2019.

ALL OF MNG’S CANDIDATES ARE HIGHLY CONFLICTED

All three of the candidates nominated by MNG Enterprises, Inc. (“MNG”) have close ties to MNG and its majority shareholder, Alden Global Capital (“Alden”), that give rise to clear conflicts of interest with respect to any transaction involving MNG, as well as certain of Gannett’s operations, since MNG is a competitor to both Gannett’s print operations as well as its digital marketing solutions business. More specifically:

●
Steven Rossi was CEO of MNG until his recent retirement in November 2017. In light of his employment by MNG within the last three years, he is not independent of MNG under New York Stock Exchange (“NYSE”) rules. Mr. Rossi also has other ties to MNG and Alden – including by serving as a director on the board of Fred’s, Inc. (“Fred’s”), a publicly traded regional pharmacy chain controlled by Alden and MNG (through an MNG subsidiary), where he was appointed and continues to serve pursuant to a Cooperation Agreement between Fred’s, Alden, Heath Freeman and an MNG subsidiary.

●
Heath Freeman is the president and a founding member of Alden, vice chairman of MNG and chairman of the board of Fred’s, where he was appointed pursuant to the same Cooperation Agreement as Mr. Rossi. Like Mr. Rossi, he is not independent of MNG under NYSE rules in light of his current service on MNG’s board and as an Alden executive.

●
Dana Goldsmith Needleman is also a director of Fred’s, as well as a long-time family friend of Mr. Freeman. Ms. Needleman and Mr. Freeman knew each other for years prior to Ms. Needleman being hand-picked to serve on the Fred’s board. Further, Ms. Needleman’s spouse represented Alden in real estate dealings, and Ms. Needleman made a sizeable personal donation to one of her and Mr. Freeman’s alma mater’s organizations where Mr. Freeman is chairman of the advisory board. It cannot reasonably be concluded that Ms. Needleman has “no material relationship” with Alden, and she is therefore likewise NOT independent of MNG under NYSE rules.

Given the conflicts of interest of MNG’s nominees, shareholders should question whether ANY could act in the best interests of all Gannett shareholders rather than being unduly influenced by or beholden to MNG and Alden.

MNG’S NOMINEES WOULD BRING NOTHING TO THE GANNETT BOARD
EXCEPT A PROPENSITY FOR VALUE DESTRUCTION

MNG is seeking to replace three of Gannett’s directors, including distinguished journalists Stephen Coll and Larry Kramer, with a hedge fund president, a real estate dealmaker and a propane company manager turned newspaper executive without any background in journalism – all of whom have a history of value destruction.

Notably, Mr. Freeman, Mr. Rossi and Ms. Needleman have nearly no public board experience outside of serving together on the Fred’s board, where they were appointed because of their ties to MNG and Alden, not because of their qualifications. Together, these three nominees have overseen significant value destruction: Fred’s stock price has declined 97%1 since Alden acquired a significant stake in late 2016, 96%2 since Mr. Rossi joined the board in 2017 and 77%3 since Mr. Freeman, Mr. Rossi and Ms. Needleman began serving as a majority of the Fred’s board in 2018. Of note, MNG’s nominees delivered these extraordinarily poor results while Fred’s was operating in a steadily growing market.4

What is even more concerning – Fred’s recently disclosed in its Form 10-K for 2018 that it is now in default under its credit agreement and that there is substantial doubt regarding its ability to continue as a going concern. The filing acknowledges that Fred’s has had “significant net losses and negative cash flows from operating activities in recent years” and notes that the company “cannot offer assurance that such losses and negative cash flows will not continue for the foreseeable future.”

Rather than positioning Fred’s for success, MNG’s nominees, as directors constituting a majority of the Fred’s board, have taken actions that have harmed the company and put Fred’s at risk. We note that the actions MNG’s nominees have taken at Fred’s are consistent with those implemented at newspapers managed by MNG during Mr. Rossi’s and Mr. Freeman’s tenure and at Alden’s other major portfolio companies, including Payless ShoeSource, which recently filed for bankruptcy for the second time in two years. Is this the future that you want for Gannett?

Further, the Department of Labor is reportedly investigating Alden’s past management of MNG’s pension funds. The ongoing inquiry seems likely to involve the period when Mr. Rossi was CEO of MNG and Mr. Freeman was a director of MNG, as well as president of Alden. By law, pension plan managers are required to invest plan assets solely in the interest of plan participants and their beneficiaries, and not with a view toward their own self-interests. While the exact nature of the Department of Labor’s investigation has not been made public, we know that in 2016, approximately 90% of certain of MNG’s pensions — and nearly $250 million of MNG’s total employee pension savings — was invested in Alden funds.5

Additionally, in recent litigation, MNG’s largest minority shareholder noted it was “investigating possible mismanagement and breaches of fiduciary duty” by the directors and officers of MNG and its controlling shareholder Alden, focusing again on the period when Mr. Rossi was CEO of MNG and Mr. Freeman was a director of MNG, as well as president of Alden. These practices, lawsuits and ongoing Department of Labor investigation should raise serious questions about the judgment, incentives and oversight of MNG’s nominees.

YOUR BOARD AND MANAGEMENT TEAM ARE MAKING PROGRESS IN OUR
DIGITAL TRANSFORMATION TO DELIVER ENHANCED SHAREHOLDER VALUE

Over the last three years, your board and management team have taken decisive actions to position Gannett to thrive in a digital future by building a best-in-class digital marketing solutions organization and local-to-national news network that have driven growth in digital subscribers, audience engagement and advertising and marketing services revenues. While the company’s transformation strategy is ongoing, we have made significant progress. In 2018, Gannett:
●	Grew digital subscribers by 46%, bringing total paid digital-only subscribers to over 500,000.
●	Grew ReachLocal revenues by 15%.
●	Grew national digital advertising revenue by 19%, with 75% of USA TODAY’s advertising revenue now digital.

The company has continued to build on this progress in the first quarter of 2019, as reflected by:
●	Total digital revenues reaching 37% of total revenues, and total digital advertising and marketing services revenues totaling 49% of total advertising revenues.
●	Paid digital-only subscribers increasing to 538,000, a 39% year-over-year increase. These subscriber volumes represent a 1.4% paid conversation rate of our local unique web visitors.

We are the first to acknowledge that transformations are hard and take time, and that we have more work to do. That said, we are confident that our strategy has put Gannett on the best path to deliver value in the near term, while upholding the company’s commitment to journalistic excellence.

Regardless of our confidence in this plan, your board regularly evaluates our strategic options to ensure that we are best positioned to deliver value for our shareholders. We have repeatedly stated that we would engage with any party that makes a bona fide, credible proposal that appropriately values the company and is capable of being closed. MNG’s proposal has never satisfied that test.

LEADING INDEPENDENT PROXY ADVISORY FIRMS RECOMMEND GANNETT SHAREHOLDERS
VOTE “FOR ALL” OF THE COMPANY’S INDEPENDENT DIRECTOR NOMINEES ON THE WHITE PROXY CARD

Leading independent proxy advisory firms, Glass Lewis & Co. (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”), share our view and both recommend that Gannett shareholders vote “FOR ALL” eight of Gannett’s highly experienced, independent director nominees on the WHITE proxy card.

In its May 6, 2019 report, Glass Lewis stated6:

●
“…we do not believe the Dissident has made a strong case that the Gannett board is in need of, or would benefit from, additional real estate expertise that would be provided by Dissident Nominee Dana Needleman or from additional newspaper operating experience that would be provided by Dissident Nominee Steven Rossi. We also question the turnaround expertise of all three Dissident Nominees, who serve together on the board of Fred’s Inc. and have presided over the loss of significant shareholder value at that company.”

●
“MNG appears to have conflicting priorities and its behavior both before and after submitting its bid suggests that MNG does not have a sincere interest in acquiring the Company, despite many statements to that specific intent.”

●
“Here, we do not believe MNG has presented a credible offer and we see no reason to believe adding one or more Dissident Nominees to the board would make the Dissident’s offer more credible. In light of these factors and in the absence of any significant governance concerns with the incumbent board, we believe support for the Management Nominees is warranted.”

In its May 6, 2019 report, Egan-Jones stated7:

●
“We believe that the Company has a strategic plan to bring both short-term and long-term growth to the Company, as opposed to MNG’s unsolicited proposal, which we believe undervalues the worth of the Company.”

●
“In our view, the management slate has the right mix of qualifications, experience and diversity contrary to MNG’s slate, which we believe, will not deliver any incremental benefits to the incumbent Board and fell short of independence as evidenced by the affiliation with Alden.”

TIME IS SHORT – ENSURE YOUR VOICE IS HEARD
BY VOTING THE WHITE PROXY CARD TODAY – BY PHONE OR BY INTERNET

Remember, a vote “FOR ALL” of Gannett’s nominees on the WHITE proxy card is a vote FOR a board:
✓	Composed of entirely independent directors, who are not beholden to or influenced by ANY outside entity.
✓	With broad and deep experience and skills in areas that are critical to Gannett’s ongoing business transformation.
✓	Committed to realizing Gannett’s potential and maximizing the value of the company’s assets for the benefit of all shareholders.

Please simply follow the easy instructions on the WHITE proxy card to submit your proxy by telephone or by Internet TODAY.

We thank you for your continued support.

Sincerely,

/s/

J. Jeffry Louis, Chairman of the Gannett board of directors

If you have any questions, or need assistance in voting
your shares, please call the firm assisting us
in the solicitation of proxies:

INNISFREE M&A INCORPORATED
TOLL-FREE at 1-877-456-3507

Additional materials regarding the board of directors’ recommendations for the annual meeting are available on the investor relations page of Gannett’s website at
https://investors.gannett.com.

Greenhill & Co., LLC and Goldman Sachs & Co. LLC are acting as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Gannett.

About Gannett
Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched local-to-national reach, Gannett touches the lives of more than 125 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include USA TODAY NETWORK with the iconic USA TODAY and more than 100 local media brands, digital marketing services companies ReachLocal, WordStream and SweetIQ, and U.K. media company Newsquest. To connect with us, visit www.gannett.com.

Forward-Looking Statements
This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results or events to differ materially from those projected, anticipated or implied in the forward-looking statements, including the matters described under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K for fiscal year 2018 and in the company’s other SEC filings.

For investor inquiries, contact:
Stacy Cunningham
Vice President, Financial Planning & Investor Relations
703-854-3168
investors@gannett.com

Arthur Crozier / Jennifer Shotwell / Larry Miller
Innisfree M&A Incorporated
(212) 750-5833

For media inquiries, contact:
Amber Allman
Vice President, Corporate Events & Communications
703-854-5358
aallman@gannett.com

Ed Trissel / Nick Lamplough / Tim Ragones
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

______________________________
1 Based on Fred’s closing stock prices on May 10, 2019 and December 21, 2016 (the day prior to the filing of Alden’s initial 13D).
2 Based on Fred’s closing stock prices on May 10, 2019 and April 21, 2017 (the last trading day prior to Mr. Rossi joining the Fred’s board).
3 Based on Fred’s closing stock prices on May 10, 2019 and June 25, 2018 (the day of Fred’s 2018 annual meeting).
4 Source: Euromonitor. Statement based on 2013-2018 CAGR of 3% for drugstores/pharmacies in the U.S.
5 Sola Ltd and Ultra Master Ltd v. MNG Enterprises, DE Court of Chancery Case No. 2018-0134-JRS, March 19, 2018.  See also: Filings with the Department of Labor; Jonathan O'Connell. “The hedge fund trying to buy Gannett faces federal probe after investing newspaper workers’ pensions in its own funds,” The Washington Post, April 17, 2019.
6 Permission to use quotations neither sought nor obtained.
7 Permission to use quotations neither sought nor obtained.